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                                                                       EXHIBIT 2

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                             BOYKIN LODGING COMPANY


                  Paul A. O'Neil, Treasurer, and Andrew A. Alexander, Assistant Secretary, of Boykin Lodging Company, an Ohio corporation (the "Company"), do hereby certify that at a meeting of the Board of Directors of the Company held on May 25, 1999, the following resolution to amend the Amended and Restated Articles of Incorporation, as amended, of the Company was adopted pursuant to the authority granted by Section 1701.70(B)(1) of the Ohio Revised Code:

                  RESOLVED, that the Amended and Restated Articles of Incorporation, as amended, of the Company be, and they hereby are, amended by adding at the end of Division A-II of Article FOURTH a new Section 6 that reads as follows:

                  SECTION 6. CLASS A SERIES 1999-A NONCUMULATIVE PREFERRED
SHARES.

                  (a) DESIGNATION AND AMOUNT. Of the 5,000,000 authorized Class A Noncumulative Preferred Shares, without par value, 500,000 are designated as a series designated as "Class A Series 1999-A Noncumulative Preferred Shares" (the "Series 1999-A Noncumulative Preferred Shares"). The Series 1999-A Noncumulative Preferred Shares have the express terms set forth in this Division as being applicable to all Preferred Shares as a class and, in addition, the following express terms applicable to all Series 1999-A Noncumulative Preferred Shares as a series of Preferred Shares. The number of Series 1999-A Noncumulative Preferred Shares may be increased or decreased by resolution of the Board of Directors and by the filing of a certificate of amendment pursuant to the provisions of the General Corporation Law of the State of Ohio stating that such increase or reduction has been so authorized; however, no decrease shall reduce the number of Series 1999-A Noncumulative Preferred Shares to a number less than that of the Series 1999-A Noncumulative Preferred Shares then outstanding plus the number of Series 1999-A Noncumulative Preferred Shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Company.

                  (b) DIVIDENDS AND DISTRIBUTIONS.

                  (1)(i) Subject to the rights of the holders of any series of preferred shares (or any similar shares) ranking prior to the Series 1999-A Noncumulative Preferred Shares with respect to dividends, the holders of Series 1999-A Noncumulative Preferred Shares, in preference to the holders of Common Shares and of any other junior shares, will be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the fifteenth day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly


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         Dividend Payment Date after the first issuance of a Series 1999-A
         Noncumulative Share or fraction thereof, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provisions for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all noncash dividends or other distributions other than a dividend payable in Common Shares or a subdivision of the outstanding Common Shares (by reclassification or otherwise), declared on the Common Shares after the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, after the first issuance of any Series 1999-A Noncumulative Share or fraction thereof. The multiple of cash and noncash dividends declared on the Common Shares to which holders of the Series 1999-A Noncumulative Preferred Shares are entitled, which is 1,000 initially but which will be adjusted from time to time as hereinafter provided, is hereinafter referred to as the "Dividend Multiple." If the Company at any time after May 25, 1999 (the "Rights Declaration Date"): (i) declares or pays any dividend on the Common Shares payable in Common Shares, or (ii) effects a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then in each such case the Dividend Multiple thereafter applicable to the determination of the amount of dividends that holders of Series 1999-A Noncumulative Preferred Shares are entitled to receive will be the Dividend Multiple applicable immediately prior to that event multiplied by a fraction, the numerator of which is the number of Common Shares outstanding immediately after that event and the denominator of which is the number of Common Shares that were outstanding immediately prior to that event.

                  (ii) Notwithstanding anything else contained in this paragraph
         (1), the Company shall, out of funds legally available for that purpose, declare a dividend or distribution on the Series 1999-A Noncumulative Preferred Shares as provided in this paragraph (1) immediately after it declares a dividend or distribution on the Common Shares (other than a dividend payable in Common Shares); but if no dividend or distribution has been declared on the Common Shares during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series 1999-A Noncumulative Preferred Shares shall nevertheless accrue on such subsequent Quarterly Dividend Payment Date.

                  (2) Dividends will begin to accrue and be cumulative on outstanding Series 1999-A Noncumulative Preferred Shares from the Quarterly Dividend Payment Date next preceding the date of issue of such Series 1999-A Noncumulative Preferred Shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares will begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of Series 1999-A Noncumulative Preferred Shares entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends will begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends will not bear interest. Dividends paid on the Series 1999-A Noncumulative Preferred Shares in an amount less than


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the total amount of such dividends at the time accrued and payable on such shares will be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix in accordance with applicable law a record date for the determination of holders of Series 1999-A Noncumulative Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date will be not more than such number of days prior to the date fixed for the payment thereof as may be allowed by applicable law.

                  (c) REACQUIRED SHARES. Any Series 1999-A Noncumulative Preferred Shares purchased or otherwise acquired by the Company in any manner whatsoever will be retired and canceled promptly after the acquisition thereof. All such shares will upon their cancellation become authorized but unissued preferred shares and may be reissued as part of a new series of Preferred Shares to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

                  (d) LIQUIDATION, DISSOLUTION OR WINDING UP. Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Company, no distribution may be made (x) to the holders of shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series 1999-A Noncumulative Preferred Shares unless, prior thereto, the holders of Series 1999-A Noncumulative Preferred Shares shall have received an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an amount equal to the greater of
(1) $1,000.00 per share or (2) an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount to be distributed per share to holders of Common Shares, or (y) to the holders of shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series 1999-A Noncumulative Preferred Shares, except distributions made ratably on the Series 1999-A Noncumulative Preferred Shares and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. If the Company at any time after the Rights Declaration Date (i) declares or pays any dividend on Common Shares payable in Common Shares, or (ii) effects a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then in each such case the aggregate amount per share to which holders of Series 1999-A Noncumulative Preferred Shares were entitled immediately prior to such event under clause (x) of the preceding sentence will be adjusted by multiplying such amount by a fraction, the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

                  Neither the consolidation of nor merging of the Company with or into any other corporation or corporations, nor the sale or other transfer of all or substantially all of the assets of the Company, will be considered to be a liquidation, dissolution or winding up of the Company within the meaning of this paragraph (d).

                  (e) CONSOLIDATION, MERGER, ETC. If the Company shall enter into any consolidation, merger, combination or other transaction in which the Common Shares are exchanged for or changed into other shares, stock or securities, cash or any other property, then



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in any such case the Series 1999-A Noncumulative Preferred Shares will at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of shares, stock, securities, or other property, as the case may be, into which or for which each Common Share is changed or exchanged, plus accrued and unpaid dividends, if any, payable with respect to the Series 1999-A Noncumulative Preferred Shares. If the Company at any time after the Rights Declaration Date (i) declares or pays any dividend on Common Shares payable in Common Shares, or (ii) effects a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of Series 1999-A Noncumulative Preferred Shares will be adjusted by multiplying such amount by a fraction, the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

                  (f) REDEMPTION. The Series 1999-A Noncumulative Preferred Shares are not redeemable, but the foregoing does not limit the ability of the Company to purchase or otherwise deal in the Series 1999-A Noncumulative Preferred Shares to the extent otherwise permitted hereby and by law.

                  (g) AMENDMENT. The Amended and Restated Articles of Incorporation of the Company, as amended, may not be amended in any manner that would materially alter or change the powers, preferences or special rights of the Series 1999-A Noncumulative Preferred Shares so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding Series 1999-A Noncumulative Preferred Shares, voting separately as a class.

                  (h) FRACTIONAL SHARES. Series 1999-A Noncumulative Preferred Shares may be issued in whole shares or in any fraction of a share that is one one-thousandth (1/1,000th) of a share or any integral multiple of such fraction, which will entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and have the benefit of all other rights of holders of Series 1999-A Noncumulative Preferred Shares. In lieu of fractional shares, the Company may elect to make a cash payment as provided in that certain Rights Agreement dated as of May 25, 1999, between the Company and National City Bank, a national banking association, as rights agent, for fractions of a share smaller than one one-thousandth (1/1,000th) of a share or any integral multiple thereof.



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                                                                       EXHIBIT 2




                  IN WITNESS WHEREOF, we have executed this instrument in one or more counterparts as of June 9, 1999.

                                      BOYKIN LODGING COMPANY,
                                      an Ohio corporation



                                      /s/ Paul A. O'Neil
                                      Paul A. O'Neil, Treasurer



                                      /s/ Andrew A. Alexander
                                      Andrew A. Alexander, Assistant Secretary